FUNDING AGREEMENT


     This Funding Agreement (the "Agreement") is made and entered into as of August 16, 2001, by and between Palm, Inc. ("P Company") and Be Incorporated (the "Company").

                                    RECITALS

     A. The parties hereto have executed an Asset Purchase Agreement of even date herewith, by and among P Company, ECA Subsidiary Acquisition Corporation ("ECA") and the Company (the "Purchase Agreement"), whereby ECA has agreed to purchase certain assets of the Company (the "Transaction").


     B. P Company has requested that the Company continue its development and related activities until the closing of the Transaction, and the Company desires to comply with P Company's request.

     NOW THEREFORE, the parties agree as follows:

     1. Obligations of the Company. Beginning on the date of this Agreement and continuing until the End Date (defined below) unless earlier terminated as specified below, the Company agrees to continue to employ the Designated Employees (as defined in the Purchase Agreement) at the same salary and benefit levels as the date hereof through the termination of this agreement, and to assign such employees to work on the continued development and enhancement of the BeOS and BeIA operating systems or other software, products, documentation, specifications or development tools and environments of the Company (including all versions or portions of any of the foregoing under development) as reasonably requested by P Company (the "Agreed Obligations"); provided, however, that neither (a) the Company's right to terminate any Designated Employee if in the Company's sole judgment such termination is in the best interests of the Company nor (b) the right of any Designated Employee to resign from the Company shall be limited by this Agreement. The parties agree that there are no third party beneficiaries to this Agreement and no rights, benefits, privileges or entitlements are accorded to any third party under this Agreement, including without limitation, the Designated Employees.

     2. Consideration. As consideration for the Agreed Obligations, P Company agrees to pay the Company an amount equal to $2,500 multiplied by the number of Designated Employees employed by the Company at the start of the applicable weekly period (the "Weekly Sum") at the end of such oneweek period, with the first Weekly Sum being due on August 21, 2001 and weekly thereafter with respect to each subsequent weekly period unless this Agreement is earlier terminated as specified below. Such Weekly Sum shall be due and payable no later than 1:00 p.m. local time at the end of the applicable oneweek period, to be paid by wire transfer to the account specified by the Company. In the event of termination of this Agreement during a oneweek period, P Company shall be required to pay the entire Weekly Sum for such oneweek period. The parties agree that time is of the essence with respect to the payment of each Weekly Sum.

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          (a) Term; Termination. This Agreement shall continue in full force and effect until the earliest to occur of (i) of the Closing Date (as defined in the Purchase Agreement), (ii) the date of termination of the Purchase Agreement in accordance with Article 10 of the Purchase Agreement, and
     (iii) termination of this Agreement by mutual written consent of P Company and the Company (the "End Date").


     3. Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of California.

     4. Interpretation. In the event that any provisions or any capitalized term used herein shall conflict with the terms or conditions of the Purchase Agreement, the terms and conditions of the Purchase Agreement shall govern.

     5. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.


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     IN WITNESS WHEREOF, the parties have executed this Agreement the date first written above.

                           Palm, Inc.
                           By:/s/ CARL YANKOWSKI
                           Name: Carl Yankowski
                           Title: Chief Executive Officer

                           Be Incorporated
                           By:/s/ JEAN-LOUIS F. GASSEE
                           Name:Jean-Louis F. Gassee
                           Title:President and Chief Executive Officer


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